SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X]	Preliminary Proxy Statement

[ ]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

READING INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

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READING INTERNATIONAL, INC.

550 South Hope Street, Suite 1825
Los Angeles, CA 9007l

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, MAY 16, 2003

To the Stockholders:

      The Annual Meeting of Stockholders of Reading International, Inc., a Nevada corporation (“RII” or the “Company” and, collectively with its consolidated subsidiaries and corporate predecessors, “Reading”), will be held at the Millennium Biltmore Hotel, 506 South Grand Avenue, Los Angeles, California on Friday, May 16, 2003, at 10:00 a.m., Los Angeles time, subject to adjournment or postponement, for the following purposes:

(1) To consider and vote upon a proposed amendment to the Company’s Amended and Restated Articles of Incorporation that would require the Company to obtain stockholder approval of any sale or issuance of 5% or more of the Company’s outstanding Class B Voting Common Stock;

(2) To elect seven directors to the Board of Directors to serve until the 2004 Annual Meeting of Stockholders; and

(3) To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

      A copy of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2002 is enclosed. Only stockholders of record of the Company’s Class B Voting Common Stock, $0.01 par value, at the close of business on March 27, 2003 will be entitled to notice of and to vote at the meeting and any adjournment or postponement thereof. Prior to the voting thereof, a proxy may be revoked by the person executing such proxy by (i) filing with the Corporate Secretary of the Company, prior to the commencement of the Annual Meeting, either a written notice of revocation or a duly executed proxy bearing a later date or (ii) attending and voting in person at the Annual Meeting. Holders of record of the Company’s Class A Nonvoting Common Stock are being sent notices of the meeting and copies of the Company’s Annual Report but will have no voting rights.

      The Company will make available a list of the stockholders entitled to vote at the Annual Meeting for examination at its principal executive offices located at 550 S. Hope Street, Suite 1825, Los Angeles, California 90071, at least ten days prior to the date of the Annual Meeting.

      If you are a holder of the Company’s Class B Voting Common Stock, and therefore entitled to vote at the Annual Meeting, you will have received a proxy card enclosed with this notice. Whether or not you expect to attend the Annual Meeting in person, please fill in, sign, date and complete the enclosed proxy card and return it promptly in the accompanying postage prepaid, pre-addressed envelope, to assure that your shares will be represented.

By Order of the Board of Directors

James J. Cotter
Chairman

This proxy statement is first being mailed to stockholders on or about April 21, 2003.

PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE TO ENSURE THAT YOUR VOTES ARE COUNTED.

READING INTERNATIONAL, INC.

550 South Hope Street, Suite 1825
Los Angeles, CA 90071
(213) 235-2240

PROXY STATEMENT

Annual Meeting of Stockholders

Friday, May 16, 2003

INTRODUCTION

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Reading International, Inc. (“RII” or the “Company” and, collectively with its consolidated subsidiaries and corporate predecessors, “Reading”), of proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 16, 2003, at 10:00 a.m., and at any adjournment or postponement thereof, at the Millennium Biltmore Hotel, 506 South Grand Avenue, Los Angeles, California. You are requested to sign, date and return the enclosed proxy card in order to ensure that your shares are represented at the meeting.

      At the Annual Meeting, stockholders will be asked:

(i) to consider and vote upon a proposed amendment to the Company’s Amended and Restated Articles of Incorporation that would require the Company to obtain stockholder approval of any sale or issuance of 5% or more of the Company’s outstanding Class B Voting Common Stock; and

(ii) to elect seven directors to the Board of Directors to serve until the 2004 Annual Meeting of Stockholders.

VOTING AND PROXIES

      Shares represented by properly executed proxies received by the Company will be voted at the Annual Meeting in the manner specified therein or, if no instructions are marked on the enclosed proxy card, will be voted “FOR” the proposed amendment to the Company’s Amended and Restated Articles of Incorporation and “FOR” each of the nominees for director. Although management does not know of any other matter to be acted upon at the Annual Meeting, shares represented by valid proxies will be voted by the persons named on the accompanying proxy card in accordance with their judgment with respect to any other matters that may properly come before the Annual Meeting.

      Execution of a proxy will not in any way affect a stockholder’s right to attend the Annual Meeting and vote in person, and any person giving a proxy has the right to revoke it at any time before it is exercised by (i) filing with the Corporate Secretary of the Company, prior to the commencement of the Annual Meeting, a duly executed instrument dated subsequent to such proxy revoking the same or a duly executed proxy bearing a later date or (ii) attending the Annual Meeting and voting in person.

      In addition to the solicitation by mail, regular employees of the Company may solicit proxies in person or by telephone without additional compensation. The Company also will pay persons holding shares in their own names or in the names of their nominees, but not owning such shares beneficially, for the expenses of forwarding solicitation materials to the beneficial owners. The Company will bear all expenses incurred in soliciting its proxies.

      Only stockholders of record of Class B Voting Common Stock, $0.01 par value (the “Class B Voting Stock”), of the Company at the close of business on March 27, 2003 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. On that date, there were 1,336,331 shares of Class B Voting Stock outstanding. Stockholders are entitled to one vote for each share of Class B Voting Stock held of record. Holders of record of the Company’s Class A Nonvoting Common Stock, $0.01 par value (the “Class A Nonvoting Stock”), are being sent this Proxy Statement for their information only, but will have no voting rights.

      The presence, in person or by proxy, of the holders of shares of stock entitling them to cast a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. Abstentions will be counted for purposes of determining the presence of a quorum, as will broker non-votes, provided authority is given to attend the meeting or to vote on any matter to come before the meeting. Directors are elected by a plurality vote, so abstentions and broker non-votes will not affect the outcome of the election of directors. Adoption of the proposed amendment to the Company’s Amended and Restated Articles of Incorporation requires the affirmative vote of a majority of the outstanding shares of Class B Voting Stock. Accordingly, abstentions and non-broker votes will have the same effect as a vote against the proposed amendment.

PROPOSED AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

      On March 13, 2003, the Company’s Board of Directors unanimously approved and declared the advisability of an amendment to the Amended and Restated Articles of Incorporation of the Company, a copy of which is attached as Annex A to this Proxy Statement. The Audit and Conflicts Committee of the Board, consisting entirely of independent directors, unanimously recommended that the Board approve the amendment. The amendment was originally proposed to the Board of Directors by Mr. James J. Cotter, the Company’s Chairman, Chief Executive Officer, and principal stockholder.

      The amendment generally would require that the Company obtain the approval of the holders of a majority of the Company’s outstanding Class B Voting Stock before selling or issuing additional Class B shares representing 5% or more of the then-outstanding Class B shares. The amendment would not apply, however, to sales and issuances of Class B shares upon the exercise of currently outstanding stock options. Adoption of the amendment would mean, among other things, that it would thereafter be highly unlikely that the Company’s Board of Directors would be able to authorize a transaction involving the sale or issuance of Class B Voting Stock that would cause a change of the voting control of the Company without the approval of the holders of Class B Voting Stock.

AMEX Listing Standards

      The amendment is modeled on American Stock Exchange requirements that listed companies such as the Company obtain stockholder approval as a prerequisite to the listing of additional shares to be sold or issued in transactions that would result in significant dilution to existing stockholders. Specifically, Section 712 of the American Stock Exchange Company Guide requires stockholder approval where shares are to be issued as sole or partial consideration for an acquisition of the stock or assets of another company if:

•	the present or potential issuance of common stock, or securities convertible into common stock, could result in an increase in outstanding common shares of 20% or more.

      Similarly, Section 713 of the American Stock Exchange Company Guide requires stockholder approval of any transaction, other than a “public offering,” involving:

•	the sale, issuance, or potential issuance by the [listed] company of common stock (or securities convertible into common stock) equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock.

      The language of the amendment tracks closely the text of Section 712, but differs in two respects: First, the amendment would apply to any proposed sale or issuance of Class B Voting Stock, not just sales and issuances in consideration for the Company’s acquisition of stock or assets of another person. Second, the amendment would apply if 5% or more of the Class B Voting Stock were to be sold or issued, as opposed to the 20% threshold contained in Section 712. The amendment also is similar to Section 713, but it eliminates any reference to the transaction price of the shares to be sold or issued and does not include any exception for a “public offering.”

Interest of Mr. Cotter

      Mr. James J. Cotter, the Chairman of the Board and Chief Executive Officer of the Company, owns approximately 24.5% of the currently outstanding shares of Class B Voting Stock. By reason of his current ownership of Class B shares, Mr. Cotter is able to significantly affect the outcome of matters submitted to a vote of the Class B holders. Mr. Cotter also holds currently exercisable stock options which, if exercised in full, would give him ownership of approximately 53.5% of the shares of Class B Voting Stock that would be outstanding immediately after such exercise. If he were to acquire more than 50% of the outstanding Class B shares through the exercise of his options, Mr. Cotter would be able to control the outcome of all matters submitted to the Class B holders.

      Under the terms of Mr. Cotter’s stock option agreements, he may use shares of the Company’s Class A Nonvoting Stock owned by him to pay the exercise price of his options. Since he currently owns over 4,000,000 shares of Class A Nonvoting Stock, at present Mr. Cotter could exercise all of his options to acquire Class B Voting Stock using solely shares of Class A Nonvoting Stock. Mr. Cotter’s currently exercisable options to acquire Class B Voting Stock have per-share exercise prices of $5.06 (as to 696,080 shares) and $10.24 (as to 137,500 shares), respectively.

      In light of Mr. Cotter’s ownership of Class B Voting Stock and currently exercisable options to purchase Class B shares, at present it is unlikely that the Board could bring about a change of control of the Company without Mr. Cotter’s approval given the existing stockholder approval requirements imposed by the American Stock Exchange rules described above. The amendment will, however, virtually eliminate such a possibility. In this respect, Mr. Cotter may be deemed to have an interest in the adoption of the proposed amendment that differs from that of the Company’s other stockholders.

Recent Trends in Corporate Governance

      In the wake of well-publicized corporate scandals involving Enron, Worldcom and other public companies, there has been a trend by the SEC, the American Stock Exchange and other stock exchanges to facilitate increased stockholder involvement in corporate governance and to require stockholder approval of corporate matters that affect them. The Board of Directors believes that the proposed amendment is consistent with this trend in stockholder democracy, since it effectively prohibits the Board from changing the voting control of the Company except with the approval of the holders of Class B Voting Stock. The Board also believes that adoption of the proposed amendment may serve to enhance the attractiveness of the Company’s Class A Nonvoting Stock, since potential targets of acquisition by the Company would be encouraged to receive Class A shares in a possible transaction rather than seeking to negotiate for Class B shares.

      The Board also is of the view that the market currently understands that the Company is substantially under the control of Mr. Cotter. When investors make a decision to buy or to hold the Company’s securities, presumably it is based in part on an expectation that such control will continue. Accordingly, the proposed amendment is consistent with market expectations, and will provide further assurances to investors who decide to purchase or hold based upon an expectation of Mr. Cotter’s continuing stewardship. The amendment may, however, have the effect of discouraging potential acquirors of the Company, because it will not be possible for a bidder to acquire the Company without the approval of the holders of the Class B Voting Stock, including Mr. Cotter. The Company knows of no current or anticipated bid for the Company by a potential acquiror.

Vote Required; Recommendation of the Board

      The proposed amendment will be adopted if it is approved at the Annual Meeting by the affirmative vote of the holders of a majority of the outstanding shares of Class B Voting Stock entitled to vote at the Annual Meeting. As indicated above, Mr. Cotter owns 327,808 shares of Class B Voting Stock, representing approximately 24.5% of the shares entitled to vote at the Meeting. Mr. Cotter has stated that he intends to vote for adoption of the Amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ADOPTION OF THE AMENDMENT.

      If approved at the Annual Meeting, it is expected that the amendment will be implemented immediately.

ELECTION OF DIRECTORS

Beneficial Ownership of Securities

      The following table sets forth the shares of common stock, beneficially owned as of March 27, 2003 by (i) each director and nominee, (ii) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock, and (iii) all directors and executive officers as a group. Except as noted, the indicated beneficial owner of the shares has sole voting power and sole investment power.

	Amount and Nature of Beneficial Ownership(10)

	Class A Non-Voting		Class B Voting

Name and Address of	Number of	Percentage	Number of	Percentage
Beneficial Owner	Shares	of Stock	Shares	of Stock

James J. Cotter(1)(2)	6,353,660	30.2%	1,161,388	53.5%
Eric Barr(1)(3)	20,000	*	—	—
James J. Cotter, Jr.(1)(2)(3)	20,000	*	—	—
Margaret Cotter(1)(2)(3)	20,000	*	35,100	2.6%
Gerard P. Laheney(1)(3)	20,000	*	—	—
William C. Soady(1)(3)	20,000	*	—	—
Alfred Villaseñor, Jr.(1)(3)	20,000	*	—	—
Hecco Ventures(4)	1,565,782	7.6%	—	—
120 North Robertson Blvd Los Angeles, CA 90048
Michael Forman(5)	1,311,233	6.4%	327,808	24.5%
120 North Robertson Blvd Los Angeles, CA 90048
Pacific Assets Management LLC/JMG Triton Offshore Fund Ltd(6)	—	—	233,040	17.4%
1999 Avenue of the Stars, #2530 Los Angeles, CA 90067
Private Management Group(7)	—	—	98,150	7.4%
20 Corporate Park, Suite 400 Irvine, CA 92606
Lawndale Capital Management/Diamond A Partners LP/Andrew E. Shapiro(8)	—	—	99,280	7.4%
One Sansome Street, Suite 3800
San Francisco, CA 94104
Dimensional Fund Advisors(9)	—	—	73,180	5.5%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
All directors and Executive(10)
Officers as a Group (12 persons)	6,676,600	31.2%	1,208,988	54.4%

*	Less than 1%.

(1)	550 South Hope Street, Suite 1825, Los Angeles, California 90071.

(2)	Mr. Cotter directly owns 4,212,878 shares of Class A common stock (inclusive of 7,500 shares held in Mr. Cotter’s profit sharing plan) and 327,808 shares of Class B common stock. Mr. Cotter has currently exercisable stock options to acquire 575,000 and 833,580 shares of RII Class A Nonvoting and RII Class B Voting common stock, respectively. Mr. Cotter is also considered the beneficial owner of 1,565,782 shares of RII Class A Nonvoting common stock owned by Hecco Ventures, a general partnership (“HV”). Mr. Cotter has voting and investment power with respect to these shares and is the general partner of James J. Cotter Ltd., the general partner of HV. Mr. James J. Cotter, Jr. and Ms. Margaret Cotter are Mr. Cotter’s son and daughter, serve on the Board of Directors and have options to acquire 20,000 shares of RII Class A Nonvoting common each. In addition, Margaret Cotter holds currently exercisable options to acquire 35,100 shares of the Company’s Class B Voting common stock. Ellen Cotter, the Chief Operating Officer of the Company’s domestic cinemas, is the daughter of Mr. Cotter, Sr., the sister of Mr. Cotter, Jr., and Margaret Cotter, and holds currently exercisable options to acquire 12,500 shares of the Company’s Class B Voting common stock. Mr. James J. Cotter, Jr. and Ms. Margaret Cotter are, together with their sister Ellen Cotter, the sole limited partners of James J. Cotter Ltd.

(3)	Includes 20,000 shares of Class A Nonvoting Common Stock for each of the directors which may be acquired through the exercise of currently exercisable stock options.

(4)	Hecco Ventures (“HV”) is a California general partnership. James J. Cotter is the general partner of a limited partnership which is the general partner of HV. The other general partners of HV are Michael Forman and a subsidiary of the Decurion Corporation, a company privately owned by Michael Forman and certain members of his family. HV has granted Mr. Cotter the right to vote the shares held by it. Accordingly, Mr. Cotter has sole voting power and shared investment power.

(5)	Based on Form 3 filed April 25, 2001.

(6)	Based on Schedule 13-G filed January 17, 2002 for RII Class B Voting common stock shares. Pacific Asset Management LLC (“Pacific”) does not hold the securities as part of a group. However, Pacific serves as the investment manager to the direct beneficial owner, JMG Triton Offshore Fund, Ltd. and has the power to determine whether or when the securities will be sold.

(7)	Based on Schedule 13-G filed February 11, 2003 for RII Class B Voting common stock shares.

(8)	Based on Schedule 13-G filed January 8, 2002 for Reading common stock and Craig Preferred A common stock, which includes shares which are owned of record by Diamond A Partners, L.P. (“DAP”) and by Diamond A Investors L.P. (“DAI”) over which Lawndale Capital Management, Inc. (“LAM”) and Andrew E. Shapiro have shared voting and dispositive power. According to filings with the SEC, Lawndale Capital Management, Inc. is the investment advisor to DAP and DAI, which are investment limited partnerships and Mr. Shapiro is the sole manager of LAM. The Reading and Craig stock holding of DAP/ DAI/ LAM are presented here as they were converted to RII Class A Nonvoting common stock at the applicable exchange ratio of 1.25 and 1.17, respectively.

(9)	Based on Schedule 13-G filed February 7, 2003 for RII Class B Voting common stock shares.

(10)	Beneficial ownership is based on 20,484,813 shares of Class A Voting and 1,336,334 shares of Class B Voting common stock outstanding as of March 21, 2003 plus all options exercisable within 60 days of the date thereof for such persons holding such options. Shares exercisable within 60 days of March 21 2003 is deemed outstanding for the person holding such options but not deemed outstanding for any other person.

Nominees for Election

      Seven directors are to be elected at the Annual Meeting to serve until the next annual meeting of stockholders to be held in 2004 or until their successors are elected and qualified. Unless otherwise instructed, proxy holders will vote the proxies received by them for the election of the nominees below, all of whom are currently directors of the Company. The seven nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of directors by the shares present and entitled to vote will be elected directors. If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe the nominees named will be unable to serve if elected.

      The names of the nominees for director, together with certain information regarding them, are as follows:

Name	Age	Position

James J. Cotter	65	Chairman of the Board and Chief Executive Officer(1)
Eric Barr	56	Director(2)
James J. Cotter, Jr.	33	Director
Margaret Cotter	35	Director
Gerard P. Laheney	65	Director(1)(2)(3)
William C. Soady	59	Director(2)(3)
Alfred Villaseñor, Jr.	72	Director(1)(3)

(1)	Member of the Executive Committee.

(2)	Member of the Audit and Conflicts Committee.

(3)	Member of the Compensation and Stock Option Committee.

      During the year ended December 31, 2002, the Board of Directors held 6 Board meetings. Each director attended at least 75% of the meetings of the Board of Directors and all committees on which he or she served, during the period such individual was a director. Prior to November 2002, the Company had separate Audit and Conflicts Committees. The Audit Committee held 4 meetings and the Conflicts Committee held 3 meetings in 2002. Prior to September 2002, the Company had separate Compensation and Stock Option Committees. The Compensation Committee had no meetings during 2002. The Company’s Stock Option Committee had 5 meetings in 2002. The Company has no standing nominating committee. The Company’s Board Committees are discussed in greater detail under the caption “Board Committees,” below.

      Mr. James J. Cotter is the Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Cotter was first elected to the Board in 1986, resigned in 1988, and was re-elected to the Board in 1991. He was elected Chairman of the Board in 1992, and named Chief Executive Officer on August 1, 1999. On October 16, 2000, Mr. Cotter resigned as the Chief Executive Officer of the Company in favor of a newly hired Chief Executive Officer, but resumed the positions following the resignation of that individual on December 27, 2000. Mr. Cotter is, and has been for more than the past five years, the Chairman of the Board and Chief Executive Officer of each of Craig Corporation (“CRG” and collectively with its corporate predecessors and wholly owned subsidiaries “Craig”) and Reading Holdings, Inc. (previously known as Reading Entertainment, Inc., and referred to herein as “REI”). Effective December 31, 2001, Craig and REI were consolidated with the Company, and are now wholly owned subsidiaries of the Company. Mr. Cotter is, and has been for more than the past five years, a director of The Decurion Corporation (motion picture exhibition and real estate company); the Chief Executive Officer and a director of Townhouse Cinemas Corporation (motion picture exhibition company); the General Partner of James J. Cotter, Ltd., a general partner in Hecco Ventures which is involved in investment activities and is a major stockholder in the Company; the Chief Executive Officer and 50% owner of Sutton Hill Capital, LLC and its predecessors (cinema exhibition and the counterparty to the various agreements comprising the City Cinemas Transaction); and prior to its acquisition by the Company, the Chairman, Chief Executive Officer and 50% stockholder of Off Broadway Investments, Inc. (owner and operator of live theaters and the counterparty to the Liberty Theaters Merger). Mr. Cotter was also a director of Stater Bros., Inc. (retail grocery company) from 1987 to 1997.

      Mr. Eric Barr has been a director of the Company since March 21, 2002. Mr. Barr is a resident of Brighton, Victoria in Australia, with extensive knowledge of the Australian business community. Prior to his appointment, Mr. Barr retired in June 2001 from his position as senior audit partner with PricewaterhouseCoopers LLC in Australia, after having been with that firm for 36 years. Mr. Barr serves as the Chairman of the Company’s Audit Committee.

      James J. Cotter, Jr. has been a director of the Company since March 21, 2002. Mr. Cotter, Jr. is an attorney in the law firm of Winston & Strawn specializing in corporate law. He has served as a director to Cecelia Packing Corporation from February 1996 to September 1997 and as a director of Gish Biomedical from September 1999 to March 2002. Mr. Cotter, Jr. is the son of James J. Cotter and the brother of Margaret Cotter and Ellen Cotter. Mr. Cotter, Jr. is a limited partner in James J. Cotter Ltd, which is a general partner of Hecco Ventures. Mr. Cotter, Jr. is a member of Visalia LLC.

      Ms. Margaret Cotter has been a director of the Company since September 27, 2002, and was a director of Craig from 1998 to September 26, 2002, when she joined the Board of the Company. Ms. Cotter is also the owner and President of Off Broadway Investments, LLC, a company that provides live theatre management services to Reading. Pursuant to that management arrangement, Ms. Cotter also serves as the President of Liberty Theatres. Ms. Cotter is also a theater producer who has produced shows in Chicago and New York. Ms. Cotter served as the Vice President of Union Square Management, Inc. (live theatre management) from 1998 to 2000 and as a director of Big 4 Ranch, Inc. (“BRI”) from 1997 to September 26, 2002. Ms. Cotter is a member of the New York State Bar and, since September 1997, has been Vice President of Cecelia Packing Corporation. From February 1994 until September 1997, Ms. Cotter was an Assistant District Attorney for King’s County in Brooklyn, New York. Ms. Cotter graduated from Georgetown University Law Center in 1993. She is the daughter of Mr. James J. Cotter and the sister of James J. Cotter, Jr. and Ellen Cotter. Ms. Cotter is a limited partner in James J. Cotter Ltd., which is a general partner of Hecco Ventures. Ms. Cotter is also a member of Visalia LLC.

      Mr. Gerard P. Laheney has been a director of the Company since September 27, 2002, and has been a director of Craig since 1990. Mr. Laheney served as a director of Reading Company, the predecessor of REI, between November 1993 and June 1996. From November 1998 to February 2000, Mr. Laheney served as chairman and president of BRI and a member of the management committee of each of the Agricultural Partnerships discussed below under the caption “Certain Agricultural Transactions” below. Between July 1995 and July 1996, Mr. Laheney was a consultant for Portfolio Resources Group advising on global equities, fixed income and foreign exchange investments. Mr. Laheney has been President of Aegis Investment Management Company, an investment advisory firm specializing in global investment portfolio management, since August 1993. Mr. Laheney was Vice President of the Partners Financial Group, Inc., between December 1993 and June 1995 and a Vice President of Dean Witter Reynolds from April 1990 to December 1993.

      Mr. William C. Soady has been a director of the Company since August 24, 1999. Mr. Soady has been the Chief Executive Officer of ReelMall.com, an on-line movie memorabilia company since January 1, 2000. Prior to that, Mr. Soady served as the President of Distribution, PolyGram Films since 1997. Mr. Soady has also served as Director the Foundation of Motion Picture Pioneers, Inc. from 1981 to present, the Will Rogers Memorial Fund from 1981 to present and has been a member of the Motion Picture Academy of Arts & Sciences since 1982.

      Mr. Alfred Villaseñor, Jr. has been a director of the Company since 1987. He has also served as a director for Fidelity Federal Savings and Loan. Mr. Villaseñor is the President and owner of Unisure Insurance Services, Incorporated, a corporation that has specialized in life, business and group health insurance for over 35 years. He is also a general partner in Plaza de Villa, a California real estate commercial center. Mr. Villaseñor is a director of the John Gogian Family Foundation and a director of Richstone Centers, a non-profit organization.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who own more than 10% of the Company’s Common Stock to file reports to ownership and changes in ownership with the SEC. The SEC rules also require such reporting persons to furnish the Company with a copy of all Section 16(a) forms they file.

      Based solely on a review of the copies of the forms which the Company received and written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 2002, all filing requirements applicable to its reporting persons were complied with.

Indemnity Agreements

      On June 27, 1990, the Board authorized RII to enter into indemnity agreements with its then current directors and officers. Since that time, RII’s new officers and directors have also entered into such agreements. In connection with the Consolidation of the Company with Craig and REI at the end of 2001, the stockholders of RII approved a new form of indemnity agreement. Under such agreements, RII, generally speaking, agrees to indemnify its officers and directors against all expenses, liabilities and losses incurred in connection with any threatened, pending or contemplated action, suit or proceeding, whether civil or criminal, administrative or investigative, to which any such officer or director is a party or is threatened to be made a party, in any manner, based upon, arising from, relating to or by reason of the fact that he is, was, shall be or shall have been an officer or director, employee, agent or fiduciary of RII. Each of the current directors and executive officers of RII is a party to an indemnity agreement with RII. Similar agreements also exist between RII and certain officers and directors of its subsidiaries.

Compensation of Directors

      For their services as a director other than the Chairman of the Board, directors who are not officers or employees of the Company received in 2002 an annual retainer of $15,000 plus $1,500 for each committee chairmanship, $800 for each in-person meeting attended and $300 for each telephonic meeting. The Chairman of the Board received $45,000 annually, which is included as part of his $545,000 total annual compensation. In addition, directors who are not officers or employees of the Company receive, upon joining the Board, immediately vested options to purchase 20,000 shares of Class A Nonvoting Stock at an exercise price equal to the market price of such securities at the time of grant. Messrs. Barr and James J. Cotter, Jr. were granted options to purchase 20,000 shares each of the Company’s Class A Nonvoting Stock on March 27, 2002 at an exercise price of $2.50 per share. Ms. Margaret Cotter and Mr. Laheney were granted options to purchase 20,000 shares each of the Company’s Class A Nonvoting Stock on September 26, 2002 at an exercise price of $3.75 per share.

      Effective January 1, 2003, a flat retainer fee of $25,000 per year will be paid quarterly, in arrears, to the directors other than the Chairman of the Board. The Chairman of the Audit Committee will receive an additional $2,000 per year. The Chairman will continue to receive $45,000 per year as part of his $545,000 total annual compensation. Ms. Margaret Cotter has agreed to serve as a director without compensation, other than her stock options.

      In March 2002, Mr. Soady was paid a directors fee of $25,000 for his work as the Chairman of the Company’s Conflicts Committees, and Mr. Villaseñor was paid $10,000 for his work as the only other member of the Conflicts Committee with respect to the Consolidation.

Board Committees

      The Board of Directors has standing Executive, Audit and Conflicts, and Compensation and Stock Option Committees. These committees are discussed in greater detail below. The Board of Directors does not have a nominating committee. Typically, nominations are suggested to the Board of Directors by the Chairman.

Executive Committee

      The Company has a standing Executive Committee comprised of Messrs. Cotter, Laheney and Villaseñor that is authorized, to the fullest extent permitted by Nevada law, to take action on matters between meetings of the full Board of Directors.

Audit and Conflicts Committee; Audit Committee Report

      The Company’s Board of Directors maintains a standing Audit and Conflicts Committee, referred to herein as the Audit Committee. The Audit Committee operates under a Charter adopted by the Board of Directors. Attached hereto as Annex B is a copy of the current Charter, which reflects recent changes made in light of the Sarbanes-Oxley Act of 2002, and proposed amendments to the rules of the American Stock Exchange and the merger in 2002 of the Company’s Audit Committee and Conflicts Committee into the current Audit and Conflicts Committee. The Audit Committee is comprised entirely of independent directors, (as independence is defined in Section 121(A) of the American Stock Exchange listing standards). During 2002, the Audit Committee was comprised initially of Messrs. Robert Loeffler, William Soady and Alfred Villaseñor, Jr. Following Mr. Loeffler’s death in 2002, Mr. Eric Barr was appointed to the Audit Committee. Following his election to the Board on September 27, 2002, Mr. Gerard Laheney succeeded Mr. Alfred Villaseñor, Jr. on the Audit Committee.

      Set forth below is the Audit Committee Report.

      The Audit Committee has reported, with respect to the Company’s fiscal year ended December 31, 2002 that:

•	The Audit Committee has reviewed and discussed the audited financial statements with management;

•	The Audit Committee has discussed with the independent auditors the matters require to be discussed by SAS 61 (Codification of Statements on auditing Standards, AU Section 380), as currently in effect at the date of the report; and

•	The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as currently in effect at the date of the report;

      Based on the review and discussions referred to in bullet points above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on form 10-K, for such fiscal year.

James Eric Barr
Gerard Laheney
Alfred Villaseñor, Jr.

      Prior to November 2002, the Company’s Board of Directors maintained a separate standing Conflicts Committee to review and advise the Board of Directors with respect to transactions and other matters which, in the view of the Board of Directors, involve an actual or potential conflict of interest between Reading and any one or more of its officers, directors, or controlling stockholders, or any one or more of their respective affiliates. Until September 2002, the Conflicts Committee consisted of Messrs. William Soady and Alfred Villaseñor, Jr. Upon his election to the Board of Directors, Mr. Laheney was appointed to the Conflicts Committee. The Conflicts Committee met 3 times in 2002, all of which meetings were attended by both Messrs. Soady and Villaseñor. On November 8, 2002, the functions of the Conflicts Committee were transferred to the Audit Committee and the Conflicts Committee was discontinued as a separate standing committee of the Board.

Compensation and Stock Options Committee; Report on Executive Compensation

      The Company has a standing Compensation Committee comprised until March 2002 of James J. Cotter and Alfred Villaseñor, Jr. when Mr. Cotter resigned from the committee to be replace by Mr. Soady. On September 26, 2002, the functions of the Compensation Committee and the Stock Option Committee were combined, and Mr. Laheney was appointed as the third member of the committee.

      Set forth below is the Compensation Committee Report.

      The Company’s executive compensation policies and programs are designed, in the view of the compensation committee, to attract and retain talented executives and to motivate them to achieve the Company’s business objectives that the Board of Directors believes will enhance stockholder value. The principal terms of the Company’s current employment arrangements with its principal executive officers, including salary and other base-level compensation, are described herein under “Summary Compensation Table.”

      Prior to the Consolidation, the Company, CRG and REI had separate compensation committees. The Compensation Committee of REI’s Board of Directors was responsible for compensation matters of employees of REI, and the Compensation Committee of CRG’s Board of Directors was responsible for compensation matters of employees of CRG. Certain executives provide services to two or more of the Company, REI and CRG. The Compensation Committee has historically considered compensation received from REI and CRG in determining the Company’s executive compensation. The Summary Compensation Table sets forth the compensation paid to the covered individuals by all three companies on a consolidated basis.

      The Company’s current compensation strategy is to supplement the executive officers’ base level compensation with periodic discretionary cash bonuses (predicated, among other things, on the financial condition of the Company), in recognition of individual performance, and stock option grants designed to link the executives’ long-term compensation to appreciation in stockholder value over time. Compensation levels, including base salary, benefits, bonuses and stock option grants are designed to incentive employees and to maintain executive compensation at the levels needed to attract and retain key employees. Initially, except in the case of Mr. James J. Cotter, compensation decisions have been made by Mr. Cotter, as the Chief Executive Officer of RII, CRG and REI, in consultation with the Compensation Committees of RII, CRG and REI and, in the case of compensation paid to individuals related to Mr. Cotter, with the approval of the appropriate compensation committee. Likewise, grants of stock options are typically recommended by Mr. James J. Cotter and reviewed by the Stock Option Committee. In the case of Mr. James J. Cotter, all decisions with respect to compensation are subject to review and approval by the entire Board of Directors.

      All bonus decisions with respect to 2002 were made by Mr. Cotter. All Stock options granted in 2002, other than those granted to Mr. Cotter or to persons becoming directors of the Company as a part of their compensation for services as directors, were granted based upon the recommendation of Mr. Cotter. In total, during 2002 options to acquire 50,000 share of the Company’s Class A Nonvoting Common Stock were granted to executive officers of the Company other than Mr. Cotter, and options to acquire 80,000 shares of such stock were granted to new members of the Board of Directors. In addition, in 2002 options to acquire 975,000 shares of the Company’s Class A Nonvoting Common Stock were granted to Mr. Cotter. The Options granted to Mr. Cotter were recommended by the Stock Options Committee and approved by the entire Board of Directors, with Directors James J. Cotter, James J. Cotter, Jr. and S. Craig Tompkins abstaining. In determining to recommend the grant of these stock options to Mr. Cotter, the Stock Options Committee consulted with Towers Perrin, a firm specializing in executive compensation matters, and Kummer Kaempfer Bonner & Renshaw, the Company’s principal outside counsel. The Stock Options Committee and. the Board of Directors considered a variety of factors during their consideration of this matter, including the following:

•	Mr. Cotter’s ongoing services to the Company are critical, and the Company has no contract or agreement with Mr. Cotter assuring his long-term availability to the Company, other than his commitment to continue to perform services under his consulting contract with Craig Corporation through the end of 2003. Accordingly, it is important to incentivise Mr. Cotter to continue to perform services as the CEO of the Company, separate and apart from his interest as the principal stockholder of the Company.

•	The options previously granted to Mr. Cotter to acquire 656,540 shares of Class A Common Stock at weighted average price of $10.72 per share had recently expired and, accordingly, had no ongoing incentive value.

•	The value of the options, using a Black Scholes analysis was approximately $1,280,000.

•	Taking into account such value, based upon the advice of Towers Perrin, the grant of the options would put Mr. Cotter in the 82nd percentile of his peer group in terms of overall compensation.

•	Taking into account the granting of the new options, Mr. Cotter would hold options to purchase 975,000 shares of Class A Common Stock and 833,580 shares of Class B Common Stock, representing approximately 8.3% of the aggregate currently outstanding Common Stock of the Company. Mr. Cotter’s existing options and continuing options included fully vested options to purchase 696,080 shares of Class B Common Stock at $5.06 per share, expiring June 11, 2005 and 137,500 shares of Class B Common Stock at $10.24 per share, expiring April 18, 2007.

•	The granting of the options would not raise any variable accounting issues.

•	Since the options pertained only to Class A Non-Voting Common Stock, the granting of the options would not raise any change of control issues.

•	The trading price for Class A Common Stock in recent periods had been between $4.20 and $3.75 over the ten trading days, but had only been above $3.80 for a relatively short period between June 4, 2002 and July 1, 2002.

      Based on the above, the Committee and the Board of Directors each determined that the granting of options to Mr. Cotter to acquire 975,000 shares of the Company’s Class A Common Stock at $3.80 per share was in the best interests of the Company and its stockholders.

      Periodic cash bonuses and stock option awards for executive officers of the Company are determined primarily on the basis of the individual job performance of the executive officers and achievement of the Company’s business objectives, but no particular weighting is given by the Compensation and Stock Option Committee to individual performance versus the achievement of corporate objectives. These variable elements in the compensation of the Company’s executive officers recognize individual contributions and are determined based upon the level of the executive’s responsibilities, the efficiency and effectiveness with which he or she oversees the matters under his or her supervision and the degree to which the officer has contributed to the accomplishment of major tasks that advance the Company’s goals.

      Subject to an exception for “performance-based compensation,” effective January 1, 1994, corporations generally will be denied a deduction for federal income tax purposes for compensation paid to senior executive officers to the extent that such compensation exceeds $1 million. This law did not impact the Compensation Committee’s deliberations with respect to 2002. The Company does not expect to pay any executive officer cash compensation in excess of the deductibility limit with respect to 2003. The Compensation Committee and the Board of Directors, however, retain discretion to authorize the payment of compensation that does not qualify for income tax deductibility.

Gerard P. Laheney
William Soady
Alfred Villaseñor, Jr.

      Prior to September 2002, the Company’s Board of Directors maintained a standing Stock Option Committee to make determinations as to the granting of stock options under and the administration of the Company’s 1999 stock option plan. The Stock Option Committee met 5 times in 2002, and all members participated in that meeting. In September 2002, the Board’s Compensation and Stock Option Committees were merged into a single committee, and Messrs. Laheney, Soady and Villaseñor were appointed as the members of the merged committee. Prior to the merger of these two committees, the Stock Option Committee consisted of Messrs. Soady and Villaseñor.

Vote Required; Recommendation of the Board

      The seven nominees receiving the greatest number of votes cast at the Annual Meeting will be elected to the Board of Directors. The Company has been advised that Mr. Cotter intends to vote 327,808 shares of the Company’s Class B Voting Stock, representing 24.9% of the voting power of the Company, in favor of each of the nominees listed above.

      THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Management of the Company

Executive Officers

Name	Age	Title

Ellen M. Cotter	37	Chief Operating Officer — Domestic Cinemas
Brett Marsh	55	Vice President — Real Estate
Andrzej Matyczynski	50	Chief Financial Officer and Treasurer
Neil Pentecost	45	Chief Operating Officer — Australia and New Zealand
Robert F. Smerling	68	President — Domestic Cinemas
S. Craig Tompkins	52	Executive Vice President, Director — Business Affairs, and Corporate Secretary

      Ms. Ellen Cotter is the Chief Operating Officer of the Company’s domestic cinema operations. Ms. Cotter is a graduate of Smith College and holds a juris doctor from Georgetown Law School. Prior to her involvement with the Company, Ms. Cotter spent four years in private practice as a corporate attorney with the law firm of White & Case in Manhattan. Ms. Cotter is the daughter of James J. Cotter and the sister of James J. Cotter, Jr. and Margaret Cotter, each of whom are directors of the Company. Ms. Cotter is a limited partner in James J. Cotter Ltd., which is a general partner of Hecco Ventures. Ms. Cotter is also a member of Visalia LLC.

      Mr. Marsh has been with the Company since 1993 and is responsible for the Company’s real estate activities. Prior to joining the Company, Mr. Marsh was the Senior Vice President of Burton Property Trust, Inc., the U.S. real estate subsidiary of the Burton Group PLC. In this position, Mr. Marsh was responsible for the real estate portfolio of that company.

      Mr. Matyczynski was named Chief Financial Officer and Treasurer of the Company and Craig and the Chief Administrative Officer of REI on November 18, 1999. Mr. Matyczynski was named the Chief Financial Officer and Treasurer of REI effective June 2, 2000. Prior to joining Citadel, Mr. Matyczynski held various positions over a twenty-year period with Beckman Coulter in the U.S. and Europe. Beckman Coulter is a leading provider of instrument systems and related products that automate laboratory processes. His last position at Beckman Coulter was that of Worldwide Director of Financial Reporting and Accounting, as well as serving as a director for certain Beckman Coulter subsidiaries.

      Mr. Pentecost has been the Chief Operating Officer for Australia and New Zealand since August 1999 and a director of Reading Australia since September 1999. Prior to joining Reading, Mr. Pentecost was with Hoyts, where he served in a number of positions, most recently serving as Operations and Services Manager (National). Mr. Pentecost joined Hoyts in 1995. Prior thereto, Mr. Pentecost served as the Director of Retail Services (Operations) for KFC in Australia.

      Mr. Smerling was appointed President of Citadel Cinemas, Inc. effective September 1, 2000 following Citadel’s acquisition of the City Cinemas. Mr. Smerling also served as the President and a director of REI. Mr. Smerling was the President of REI’s various domestic and Puerto Rican exhibition subsidiaries since 1994. Mr. Smerling was the President of Loews Theater Management Corporation from May 1990 until November 1993. Mr. Smerling also served as President and Chief Executive Officer of City Cinemas Corporation, a motion picture exhibitor located in New York City, from November 1993 to September 2000.

      Mr. Tompkins is the Executive Vice President, Director — Business Affairs and Corporate Secretary of the Company. Mr. Tompkins was a member of the Board of Directors of the Company from 1993 to September 26, 2002, resigning immediately prior to the election of Mr. Gerard P. Laheney and Ms. Margaret Cotter in order to allow for a board comprised of a majority of independent directors. Mr. Tompkins was elected Vice Chairman of the Board and Principal Accounting Officer and Treasurer in 1994. Mr. Tompkins resigned as Principal Accounting Officer and Treasurer in November 1999, upon the appointment of Andrzej Matyczynski to serve as the Company’s Chief Financial Officer. For more than the past five years,

Mr. Tompkins was the President and a Director of CRG, the Vice Chairman of the Board of Directors of REI, and a Director and the Chairman of the Audit Committee of G&L Realty, Inc. (a New York Stock Exchange listed REIT). Prior to joining Reading, Mr. Tompkins was a partner in the law firm of Gibson Dunn & Crutcher. Mr. Tompkins was a director of Fidelity Federal Bank, FSB (“Fidelity”), where he served on the Audit and Compensation Committees, from April 2000 until the sale of that institution effective December 31, 2001.

Summary Compensation Table

      As previously disclosed in the report on Form 10-K for the year ended December 31, 2000, Citadel, Reading and Craig had a management agreement in which Craig Corporation served as the management company for the Company and for Reading Entertainment, Inc. Pursuant to this arrangement, all executive officers and administrative employees (excluding consultants and directors) became employees of Craig Corporation and the general and administrative costs paid by Craig Corporation were allocated to each company. Accordingly, while the management agreement was in effect, Citadel did not have employees who were paid directly by the entity for which their services are rendered, except for the President of Citadel Cinemas, Inc. as disclosed below.

      Effective December 31, 2001, Citadel Holding Corporation, Reading Entertainment, Inc., and Craig Corporation consolidated to form Reading International, Inc. (“RII” or the “Company”). All former employees of Citadel Holding Corporation, Reading Entertainment, Inc., and Craig Corporation have become employees of RII as the date of the consolidation and the management agreement between Citadel Holding Corporation, Craig Corporation and Reading Entertainment, Inc. that was in effect from January 1, 2000 to December 30, 2001 was terminated.

      The names of the executive officers of the Company are as listed below in the summary compensation table that sets forth the compensation paid by RII for the year ended December 31, 2002 and the compensation paid by Citadel for the years ended December 31, 2001 and 2000 for each of the most highly compensated executive officers of the company.

					Long Term
					Compensation

		Annual Compensation			Securities
					Underlying
				Other	Stock
				Annual	Options	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation	Granted	Compensation(7)

James J. Cotter(2)	2002	$—	—	$545,000	975,000	—
Chairman of the Board,	2001	—	—	$545,000	—	—
President and Chief	2000	—	—	$545,000	—	—
Executive Officer
Brett Marsh(3)	2002	$180,000	$50,000	(1)	15,000	$4,758
Vice President — Real Estate	2001	$180,500	$25,000	(1)	—	$4,580
	2000	$170,000	$28,000	(1)	15,000	$4,149
Andrzej Matyczynski(4)	2002	$189,000	—	(1)	35,000	$5,261
Chief Financial Officer	2001	$185,250	$10,000	(1)	—	$5,824
and Treasurer	2000	$180,000	—	(1)	65,100	$4,381
Robert F. Smerling(5)	2002	$350,000	—	(1)	—	—
Director — Domestic	2001	$350,000	—	(1)	—	—
Cinema Operations	2000	$350,000	—	(1)	—	—
S. Craig Tompkins(6)	2002	$410,500	—	(1)	—	$5,849
Executive Vice President,	2001	$410,500	—	(1)	—	$5,644
Director — Business Affairs	2000	$410,900	—	(1)	40,000	$1,785

(1)	Excludes perquisites if the aggregate amount thereof is less than $50,000, or 10% of salary plus bonus, whichever is less.

(2)	In fiscal 2001 and 2000, Mr. Cotter was paid a director’s fee of $45,000 from CDL and $150,000 from REI for his services as the Chairman of the Board. Mr. Cotter was also paid an annual consulting fee of $350,000 from CRG in fiscal 2001 and 2000. In fiscal 2002, Mr. Cotter was paid $545,000 from RII. Reading owns a condominium in a high-rise building located in Hollywood, California, which the Company uses as an executive office, and which is personally used by Mr. Cotter. Since the incremental cost to the Company of Mr. Cotter’s personal use of these facilities does not exceed $50,000 or 10% of his annual consulting fee, the cost has not been included as compensation in the table. Mr. Cotter was granted options to acquire 975,000 shares of Class A Nonvoting Common Stock on July 11, 2002. These shares vest over two years in equal amounts except for the 575,000 shares that vested immediately. Mr. Cotter does not receive separate compensation for serving as the President and Chief Executive Officer of the Company.

(3)	On July 2, 2002, Mr. Marsh was granted options to acquire 15,000 shares of the Class A Nonvoting Common Stock. These shares vest equally over four years except for 3,000 shares that vested immediately. On April 13, 2000, Mr. Marsh was granted options to acquire 15,000 shares of the Class A Nonvoting Common Stock. These shares vest equally over four years except for 3,000 shares that vested immediately.

(4)	Pursuant to his employment agreement, Mr. Matyczynski is entitled to a severance payment equal to six months’ salary in the event his individual employment is involuntarily terminated. In addition, Mr. Matyczynski was granted a loan for $33,000, which was forgiven ratably over three years, is entitled to annual other compensation of $12,000 and is eligible for a discretionary bonus of up to 25% of his base salary. Mr. Matyczynski was also granted options to acquire 65,100 shares Class A Nonvoting common stock (including the 30,000 shares of Craig Corporation common stock options which converted in the Consolidation into an option to acquire 35,100 shares). The vesting schedule is as follows: 32,550 shares vested immediately and 10,850 shares vest on the each anniversary date following. On July 2, 2002, Mr. Matyczynski was granted additional options to acquire 35,000 shares of Class A Nonvoting Common Stock. These shares vest over four years in equal amounts except for the 7,000 shares that vested immediately.

(5)	Prior to September 20, 2000, City Cinemas, a third party affiliate, and Old Reading were parties to an executive-sharing arrangement for which Mr. Smerling was paid an annual salary of $175,000. Effective September 1, 2000, the Company acquired the assets of City Cinemas and appointed Mr. Smerling as President of its domestic cinema operations, increasing his compensation to $350,000 annually. Mr. Smerling is entitled to receive a payment of $175,000 in the event his employment with the Company is involuntarily terminated. Mr. Smerling’s salary shown above for the year ended December 31, 2001 and 2000 reflects compensation earned from Citadel Cinemas Inc.

(6)	Mr. Tompkins’ salary shown above for each of the years ended December 31, 2001 and 2000 represents that aggregate compensation paid to him by the Company, CRG and REI with respect to such periods. Mr. Tompkin’s salary show above for the year ended December 31, 2002 represents the aggregate compensation paid to him by RII. While no formal written agreement exists as to the terms of Mr. Tompkins’ employment, Mr. Tompkins is entitled to receive his annual base salary for a period of one year (less $40,000) in the event that his employment is involuntarily terminated and no change of control has occurred. Mr. Tompkins is entitled to a severance payment equal to two years base salary (less $80,000) in the event of a change of control. Mr. Tompkins was granted options to acquire 40,000 shares of Class A Nonvoting Common Stock on April 13, 2000. These shares vest over four years in equal amounts except for the 8,000 shares that vested immediately.

(7)	All other compensation is primarily comprised of the employer’s match of Craig’s 401(k) plan.

Option/ SAR Grants in Last Fiscal Year

      During 2002, the Board of Directors of the Company granted options to the following directors and officers of the Company.

					Potential Realizable Value at
	Number of	% of Total			Assumed Annual Rates of
	Securities	Options/SARs	Exercise		Stock Price Appreciation for
	Underlying	Granted to	or Base		Option Term
	Options/SARs	Employees	Price	Expiration
Name	Granted(#)(6)	in Fiscal Year	($/Share)	Date	5%	10%

James J. Cotter(1)	975,000	88.23%	$3.80	7/11/05	$6,035,000	$9,610,000
James Eric Barr(2)	20,000	1.81%	$2.50	3/27/12	$81,400	$129,700
James J. Cotter, Jr.(2)	20,000	1.81%	$2.50	3/27/12	$81,400	$129,700
Margaret Cotter(3)	20,000	1.81%	$3.75	9/26/12	$122,200	$194,500
Gerard P. Laheney(3)	20,000	1.81%	$3.75	9/26/12	$122,200	$194,500
Brett Marsh(4)	15,000	1.36%	$3.80	7/02/12	$92,800	$147,800
Andrzej Matyczynski(5)	35,000	3.17%	$3.80	7/02/12	$216,600	$345,000

(1)	575,000 shares vested immediately on July 11, 2002. Remaining shares will vest at 200,000 shares per year.

(2)	20,000 shares vested immediately on March 27, 2002.

(3)	20,000 shares vested immediately on September 26, 2002.

(4)	3,000 shares vested immediately on July 2, 2002. Remaining shares will vest at 3,000 shares per year.

(5)	7,000 shares vested immediately on July 2, 2002. Remaining shares will vest at 7,000 shares per year.

(6)	Fiscal 2002 grants were for RII Class A Nonvoting Common Stock.

Aggregated Option/ SAR In Last Fiscal Year and Fiscal Year-End Option/ SAR Values

					Number of Securities		Value of Unexercised
	Shares				Underlying Unexercised		In-the-Money Options/
	Acquired on		Value		Options/SARs at FY-End		SARs at FY-End($)(1)
	Exercise(#)		Realized($)		Exercisable/Unexercisable		Exercisable/Unexercisable

Name	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B

James J. Cotter	—	—	—	—	575,000/400,000	833,580/0	$46,000/$32,000	$0/$0
James Eric Barr	—	—	—	—	20,000/0	—	$27,600/0	—
James J. Cotter, Jr.	—	—	—	—	20,000/0	—	$27,600/0	—
Margaret Cotter	—	—	—	—	20,000/0	35,100/0	$2,600/0	$0/$0
Gerard P. Laheney	—	—	—	—	20,000/0	—	$2,600/0	—
William Soady	—	—	—	—	20,000/0	—	$22,400/0	—
Alfred Villaseñor	—	—	—	—	20,000/0	—	$22,400/0	—
Ellen Cotter	—	—	—	—	—	12,500/0	—	$0/$0
Brett Marsh	—	—	—	—	24,500/18,000	—	$10,320/$7,680	—
Andrzej Matyczynski	—	—	—	—	67,100/33,000	—	$28,560/$7,840	—
Robert F. Smerling	—	—	—	—	43,750/0	—	$0/$0	—
S. Craig Tompkins	—	—	—	—	89,950/16,000	—	$26,880/$17,920	—

(1)	Calculated based on closing prices of $3.88 and $4.00 for Class A and Class B Common Stock, respectively.

      In addition, to the 1,105,000 options granted as shown above, options previously granted to certain officers and/or directors of CRG and REI and outstanding at the effective date of the Consolidation of those companies with RII were assumed in the Consolidation and converted into options to acquire 354,000 and 881,180 shares of Class A Nonvoting Stock and Class B Voting Stock, respectively.

		Before Consolidation		After Consolidation

			Exercise			Exercise
		# of	Price of	# of		Price of
Grantee	Grantor	Shares	Shares	Shares		Shares

Jorge E. Alvarez	CRG	5,000	$5.813	5,850	(1)	$4.97
Ellen M. Cotter	REI	10,000	$12.800	12,500	(2)	$10.24
James J. Cotter	CRG	594,940	$5.920	696,080	(2)	$5.06
James J. Cotter	REI	110,000	$12.800	137,500	(2)	$10.24
James J. Cotter	REI	265,232	$14.000	331,540	(2)	$11.20
Margaret Cotter	CRG	15,000	$9.740	17,550	(2)	$8.32
Margaret Cotter	CRG	15,000	$10.070	17,550	(2)	$8.61
Barbara K. Lau	CRG	5,000	$6.000	5,850	(1)	$5.13
David Lawson	REI	25,000	$7.625	31,250	(1)	$6.10
Brett Marsh	REI	10,000	$12.875	12,500	(1)	$10.30
Andrzej Matyczynski	CRG	30,000	$6.000	35,100	(1)	$5.13
Kenneth S. McCormick	REI	15,000	$5.625	18,750	(1)	$4.50
Robert F. Smerling	REI	35,000	$12.800	43,750	(1)	$10.24
S. Craig Tompkins	CRG	35,000	$5.250	40,950	(1)	$4.49
S. Craig Tompkins	REI	20,000	$12.800	25,000	(1)	$10.24

(1)	Class A Nonvoting Stock.

(2)	Class B Voting Stock.

Securities Authorized for Issuance Under Equity Compensation Plans

					Number of Securities
					Remaining Available for
	Number of Securities to		Weighted-Average		Future Issuance Under
	be Issued Upon Exercise		Exercise Price of		Equity Compensation Plans
	of Outstanding Options,		Outstanding Options,		(Excluding Securities
	Warrants and Rights		Warrants, and Rights		Reflected in Column(a))

	(a)		(b)		(c)
Plan Category	Class A	Class B	Class A	Class B	Class A		Class B

Equity compensation plans approved by security holders	484,000	881,180	$4.84	$6.08	234,820	(1)	234,820	(1)
Equity compensation plans not approved by security holders	975,000	—	$3.80	—	—		—

Total	1,459,000	881,180	$4.15	$6.08

(1)	The aggregate total number of shares of Class A and Class B common stock authorized for issuance under the Company’s 1999 Stock Option Plan is 1,600,000. The presentation above reflects the fact that the options may be issued to acquire either Class A or Class B shares, up to an aggregate 1,600,000 of such shares, and the outstanding options cover, in aggregate, 484,000 and 881,180 shares of Class A and Class B common stock.

      As described in the Report of the Compensation Committee set out below in these materials, On July 11, 2002 the Board of Directors granted to Mr. Cotter options to acquire 975,000 shares of Class A common stock. These options are so called non-qualified stock options, and were not granted under the Company’s 1999 Stock Option Plan. Accordingly, they have not been approved by the stockholders of the Company and are effective without any such approval on the part of stockholders. The principle terms of the option are as follows: (i)exercise price: $3.80 per share, payable in cash or through surrender of shares of Class A or Class B common stock or the surrender of appreciated options to acquire shares of Class A or Class B common stock; (ii) exercise period: 4 years, the option expiring on July 11, 2005; (iii) vesting: 575,000 immediately, and

200,000 on July 11. 2003 and July 11, 2004, (iv)transferability: to heirs, family owned entities, and charitable trusts.

Compensation Committee Interlocks and Insider Participation

      Messrs. Laheney, Soady and Villasenor serve on the Company’s Compensation Committee. Until September 2002, Mr. Laheney was a director of CRG. Mr. Cotter is the Chairman of the Board of RII and also served as the Chief Executive Officer of CDL, CRG and REI prior to October 16, 2000 and subsequent to December 26, 2000. He also served as a member of the Company’s Compensation Committee until March 2002. Mr. Cotter was the controlling stockholder of CDL, CRG and REI and is the principal stockholder of RII.

Certain Transaction and Related Party Transactions

     General

      On December 31, 2001, Craig Corporation (“CRG” and collectively with its corporate predecessors and wholly owned subsidiaries “Craig”), and Reading Entertainment, Inc. (“REI” and collectively with its corporate predecessors and consolidated affiliates “Old Reading”) merged with two wholly owned subsidiaries of Citadel Holding Corporation in a merger-of-equals consolidation (the “Consolidation”). As a part of the Consolidation, Citadel Holding Corporation changed its name to Reading International, Inc. (“RII” and collectively with its corporate predecessors and consolidated affiliates “Reading”). For purposes of this discussion, Citadel Holding Corporation as it existed before the Consolidation is referred to as CDL, and is referred to collectively with its then corporate predecessors and consolidated affiliates as “Citadel”. In the Consolidation, each share of CRG common stock and common preference stock was converted into the right to receive 1.17 shares of RII Class A Nonvoting Common Stock (the “RII Class A Common Stock”), and each shares of REI common stock was converted into the right to receive 1.25 share of RII Class A Common Stock. The CDL Class A Nonvoting Class A Common Stock and CDL Class B Voting Common Stock became, upon the name change of Citadel Holding Corporation to Reading International, Inc., shares of RII Class A Common Stock and RII Class B Voting Common Stock (the “RII Class B Common Stock”).

      Prior to the Consolidation, Citadel, Craig and Old Reading were operated as part of a group of commonly controlled companies (the “Craig Group of Companies”). Mr. James J. Cotter was the Chairman and Chief Executive Officer of each of CDL, CRG and REI. Mr. S. Craig Tompkins was the President and a Director of CRG and the Vice Chairman of the Board of each of CDL and REI. Mr. Andrzej Matyczynski was the Chief Financial Officer of each of CDL, CRG and REI, and Mr. Robert Smerling was the President and a Director of REI and the head of Citadel’s domestic cinema operations. Robert M. Loeffler was also a director and a member of the audit committees of each of the three companies.

      Old Reading was principally engaged in two lines of business (1) the development, ownership and operation of multiplex cinemas in Australia, New Zealand and Puerto Rico, and (2) the development, ownership and operation of cinema based entertainment centers and other real estate development activities in Australia and New Zealand. Citadel was likewise principally engaged in two lines of business (1) the development, ownership and operation of multiplex cinemas (focusing primarily on the art and upper-end film market) and “Off Broadway” style live theaters in the United States and (2) the ownership and operation of commercial real estate. Craig was principally in the business of owning interests in and providing management services to Old Reading and Citadel.

      Mr. James J. Cotter, in addition to serving as the Chairman of the Board and Chief Executive Officer of each of CRG, CDL, and REI owned or otherwise had voting control over each of the companies in the Craig Group of Companies. Specifically, Mr. Cotter owned or otherwise controlled securities representing more than 50% of the voting power of CRG, which in turn owned securities representing more than 50% of the voting power of REI. Mr. Cotter, together with CRG and RDGE owned securities representing 49.3% of the voting power of CDL.

      In part due to this overlapping ownership and control, there have been in the past a significant number of related party transactions between the members of the Craig Group of Companies, and their various affiliates. The Consolidation was intended, among other things, to address and mitigate these conflict of interest situations.

     Overlapping Management

      Prior to 2000, the members of the Craig Group of Companies allocated certain overhead expenses and provided various management services to one another pursuant to various cost sharing and consulting arrangements. During 2000, Old Reading moved its executive offices from Philadelphia to Los Angeles, and the members of the Craig Group of Companies reorganized and consolidated their general and administrative staffs under CRG. Consequently, substantially all of the general and administrative employees of the Craig Group of Companies were, until the Consolidation, employed directly by CRG, and receive all of their health, medical, retirement and other benefits from CRG. The general and administrative expense of the Craig Group of Companies was then periodically allocated, in accordance with the amount of time spent by these employees providing services for the respective member of the group.

     Certain Transactions Between the Members of the Craig Group of Companies, and their Affiliates

     Certain Entertainment Property Transactions

      In 1999, Old Reading determined that, in view of its limited capital resources and the size and scope of its investments and commitments in Australia and New Zealand, it should focus on its overseas activities and dispose of its domestic entertainment assets. During this same period, Citadel was searching for hard asset investment opportunities in which to invest its cash ($21,440,000 at June 30, 1999).

      In the summer of that year, management began conversations with National Auto Credit, Inc. (“NAC”), about a potential transaction in which NAC would acquire, in partnership with Citadel, all of the domestic cinema assets of Old Reading, including Old Reading’s rights to acquire the Manhattan based City Cinemas chain. In April 2000 Old Reading conveyed a 50% membership interest in Angelika Film Centers, Inc. (“AFC”) to NAC in consideration of the issuance to it of certain securities and granted to NAC, in consideration of the payment by NAC to Old Reading of an option fee of $500,000, an option to acquire the remainder of Readings domestic cinema assets. That option was subject to the right of Citadel to participate as a 50/50 partner with NAC in those assets, if Citadel were to so elect. Ultimately, NAC determined not to exercise that option, and determined instead to invest in a developmental “dot.com” company. Reading has resold to NAC the securities it received in consideration of the transfer of the 50% membership interest in AFC for gross proceeds of approximately $14,702,000.

      During this same period, Citadel determined to proceed with the acquisition from Old Reading of the remainder of Old Reading’s domestic entertainment assets. During 2000 and the first quarter of 2001, Reading conveyed to Citadel the following domestic entertainment assets:

      The City Cinemas and Liberty Theaters Transactions. In December, 1998 Old Reading entered into an agreement (the “Sutton Agreement”) with Messrs. James J. Cotter and Michael Forman and certain of their affiliates (collectively referred to here in as “Sutton”) to acquire the City Cinemas chain (the “City Cinemas Transaction”) and Off Broadway Investments, Inc. (“Liberty Theaters”)(the “Liberty Theaters Merger”). In 2000, Old Reading assigned that agreement to Citadel, and Citadel reimbursed to Old Reading the deposit Reading had made to Sutton under the Sutton Agreement. In September 2000, Citadel closed the City Cinemas Transaction and the Liberty Theaters Merger. In the City Cinemas Transaction, Citadel leased from Sutton, under a ten-year operating lease (the “Operating Lease”), four cinemas, obtained certain management rights with respect to an additional six cinemas, and purchased City Cinemas’ 16.7% membership interest in AFC. Citadel also obtained certain options (referred to here collectively as the “Asset Purchase Option”), exercisable in ten years, to purchase the assets subject to the Operating Lease, including two fee interests, for $48,000,000, and committed, in 2007, to lend Sutton up to $28,000,000 (the “Standby Line of Credit”). Citadel also merged with Liberty Theaters, issuing CDL common stock for all of the outstanding shares of Liberty Theaters. The Liberty Theaters stock was valued at $10,000,000 in the transaction. As a result of the City Cinemas Transaction, the management of NY Angelika, and two other domestic cinemas owned by Old Reading, was transferred from City Cinemas to Citadel.

      Sale of the Murray Hill Cinema. In September 2001, Sutton received an offer to purchase the Murray Hill cinema (one of the cinemas subject to the Operating Lease and the Asset Purchase Option) for $10,000,000. Citadel agreed to release the Murray Hill cinema from the Operating Lease and the Asset Purchase Option. As a consequence of the release of the Murray Hill cinema from the Operating lease and the Asset Purchase Option, it was agreed that upon the closing of that sale, the rent payable under the Operating Lease would be reduced by approximately $825,000 per year, the exercise price of the Asset Purchase Option would be decreased by $10,000,000 from $48,000,000 to $38,000,000, and the Standby Line of Credit would be reduced by $10,000,000 from $28,000,000 to $18,000,000. In addition, Citadel was to receive at the closing a two year option pursuant to which it could elect either (i) to receive a payment of $500,000 in consideration of its surrender of its tenant’s interest in the Murray Hill cinema, or (ii) to purchase at par a 25% interest in the combined development of the Murray Hill site and the 3,703 square foot property adjacent to the Murray Hill cinema. It is anticipated that a project of up to 111,730 square feet could be constructed upon the combined properties.

      Modification of the Murray Hill Transaction. In late 2001, the sale transaction was modified, to provide for partial payment of the purchase price of the Murray Hill cinema through the delivery of a two-year purchase money promissory note (the “Murray Hill Promissory Note”) in the amount of $7,500,000, secured by the Murray Hill property. In consideration of its agreement to this modification, and to its agreement to (a) take back the Murray Hill cinema under the Operating Lease at an annual rent of approximately $618,750, and (b) to increase the Standby Line of Credit by $7,500,000 to $25,500,000 in the event that Sutton is required to take back the Murray Hill property, Citadel received a license (the “License Agreement”) to continue to operate the Murray Hill cinema until shortly before the payment (or prepayment) of the Murray Hill Promissory Note, for no occupancy charges other than property tax and utilities, and the right to put the Murray Hill cinema back under the Asset Purchase Option, at an exercise price of $7,500,000. The Murray Hill cinema sale was closed in February 2002.

      The Domestic Cinema Transactions. In September, 2000, Citadel also acquired from Old Reading the rights to the Angelika Film Center & Café project in Dallas, Texas — an eight screen Angelika style cinema that opened in August 2001 (the “Dallas Angelika”). In this transaction, Citadel reimbursed to Old Reading its costs to date in the development, and assumed Reading’s obligations under the lease. Old Reading, in turn, assigned to Citadel its interest in the lease and committee to reimburse to Citadel a portion of its investment in the Dallas Angelika if Citadel did not achieve at least a 20% return on equity during the second year of operation of the cinema. In March 2001, Old Reading sold the remainder of its domestic cinema assets (other than its residual 33.3% membership interest in AFC) to Citadel in consideration of the issuance by Citadel of two-year purchase money promissory note in the amount of $1,906,000.

      The Royal George Theatre Complex Transaction. In March 1999, Old Reading acquired for approximately $3,000,000 the Royal George Theater Complex, a four auditorium fee property located in Chicago. The Royal George was acquired in a newly formed limited liability company (“RGT”), and in contemplation of the acquisition of Liberty Theaters. In June 2000, Citadel lent to RGT the funds needed to retire the purchase money note issued by RGT to acquire the complex, in consideration of the issuance to Citadel of a promissory note, bearing interest at the rate of 10.0% per annum, and in September 2000, acquired the Royal George Theatre Complex from Old Reading at approximately the same price as was paid by Reading for that complex in March 1999.

      Management of Live Theater Assets. Prior to the Liberty Theaters Merger, the live theater assets of Liberty Theaters and the Royal George Theatre Complex were booked and managed by Union Square Management, Inc., a third party theater management company. Ms. Margaret Cotter, the daughter of James J. Cotter, was at that time the Senior Vice President of that company. Citadel’s live theaters are now booked and managed by Off Broadway Investment LLC (“OBI Management”), a company wholly owned by Margaret Cotter. Ms. M. Cotter is also the President of that company. OBI Management was initially retained on an at-will basis, on substantially the same terms as Union Square Management pending negotiation of a definitive agreement by the RII Conflicts Committee. That contract was finalized and approved by the Audit and Conflicts Committee of the Board of Directors on March 13, 2002, and is effective retroactively to January 1, 2001. The terms of this management agreement are discussed in greater detail below under the caption “OBI Management Agreement.”

      From time to time the members of the Craig Group of Companies, and Mr. Cotter and the other members of management, have been afforded the opportunity to invest in the plays that play or may play in the live theaters owned by the Company. These investments are monitored by Mr. Cotter, and periodically reported to the RII Conflicts Committee.

     Certain Agricultural Transactions

      Prior to the Consolidation, the Craig Group of Companies collectively owned approximately 60% of the equity interest in three partnerships (the “Agricultural Partnerships”) formed in 1997 to purchase approximately 1,600 acres of agricultural land in Southern California commonly know as the “Big 4 Ranch.” The property is principally improved with mature citrus groves. In order to satisfy certain federal laws relating to access to federal water supplies, the ownership of the Big 4 Ranch was taken in the Agricultural Partnerships, which are owned 40% by Citadel, 40% by Big 4 Ranch, Inc. (“BRI”) and 20% by Visalia LLC (“Visalia”).

      Visalia is owned 49% by certain members of James J. Cotter’s family and 51% by Cecelia Packing (“Cecelia”) a company wholly owned by Mr. Cotter. The outside Directors of CDL felt that it was important that Mr. Cotter acquire and equity interest in the Agricultural Partnerships, since Citadel was relying principally upon his expertise and experience in making and providing executive supervision of the investment.

      BRI was initially a wholly owned subsidiary of CDL, and was spun off to the stockholders of CDL immediately prior to the acquisition by the Agricultural Partnerships of Big 4 Ranch. Accordingly, Craig and Old Reading received their interests in BRI initially as a result of that spin-off. Thereafter, Craig increased its holdings in BRI through the purchase of additional BRI shares in privately negotiated transactions. Craig and Old Reading own their interests in the Agricultural Partnerships indirectly through their ownership of CDL and BRI shares. Prior to the Consolidation, Craig and Reading controlled BRI, owning 49% of the voting power of that company. In addition, Cecelia and a trust for the benefit of one of Mr. Tompkins’s children own an additional 3.2% of BRI. Historically, the officers and directors of CRG have served as the officers and directors of BRI.

      Shortly before the Consolidation, Craig and Old Reading sold all of their interest in BRI to a third party for $100, plus and option to repurchase the interest exercisable at any time on or before December 31, 2006 at an exercise price of $100. Under applicable federal water laws, Reading would have owned more than the allowable amount of federally irrigated agricultural land, if it had retained it interest in BRI after the Consolidation. As discussed at greater length below, Reading believes that the stock of BRI is essentially valueless, since the debt owed by the Agricultural Partnerships is currently in excess of the value of its assets.

      The Big 4 Ranch was farmed by Big 4 Ranch Farming, LLC (“Farming”), which is owned 80% by Citadel and 20% by Cecelia. Farming was reimbursed for all of its out-of-pocket costs by the Agricultural Partnerships, plus a fee equal to 5% of the gross revenues of the Agricultural Partnerships, after deducting the expenses of picking, packing and hauling. Farming, in turn, contracts with Cecelia for certain bookkeeping and administrative services, for which it paid a fee of $6,000 per month. Farming was reimbursed for this expense from the Agricultural Partnerships. Cecelia also packed fruit for the Agricultural Partnerships, and was paid $806,000 and $1,146,000 for 2002 and 2001, respectively. The Craig Group of Companies provided various administrative services for the Agricultural Partnerships and BRI, for which they received no compensation.

      Due to a variety of factors, principally bad weather and market conditions, the Agricultural Partnerships had lost in excess of 100% of their equity, and were being funded by loans from Reading and Visalia. As of December 31, 2001, Reading and Visalia lent $4,840,000 and $820,000 respectively to the Agricultural Partnerships, and, in addition, guaranteed (on an 80/20 basis) certain equipment leases entered into by the Agricultural Partnerships. Following the loss by the Agricultural Partnerships of their crop due to a freeze in December 1998, Reading and Visalia funded the Agricultural Partnerships on an 80/20 basis. BRI, which has essentially no assets other than its original interest in the Agricultural Partnerships, did not have the capital resources to contribute to the ongoing funding of the Agricultural Partnerships.

      Reading carried the value of its investment in the Agricultural Partnerships as $0 since January 2000 and on July 1, 2002, the Agricultural Partnerships reconveyed the Big 4 Ranch to the original owner in consideration of the release from all obligations and liabilities otherwise owed to the original owner. The Company is currently in the process of winding up its agricultural activities.

OBI Management Agreement

      The Company’s live theater operations are managed by OBI Management, which is wholly owned by Margaret Cotter, the daughter of James J. Cotter and a director of RII, pursuant to a Theater Management Agreement (the “Management Agreement”).

      The Management Agreement generally provides that the Company will pay OBI Management combination of fixed and incentive fees, which historically have equated to slightly less than 20% of the net cash flow received by the Company from its live theaters in New York. Since the fixed fees are applicable only during such periods as the New York theaters are booked, OBI Management will receive no compensation with respect to a theater at any time when it is not generating revenues for the Company. This arrangement provides an incentive to OBI Management to keep the theaters booked with the best available shows, and mitigates the negative cash flow that would result from having an empty theater. For its management services for the Royal George Theater Complex in Chicago, the Company paid OBI Management $35,000 with respect to 2002, compared to $20,000 paid by the Company with respect to 2001, plus in each year reimbursement of travel-related expenses for OBI Management personnel with respect to travel between New York City and Chicago in connection with the management of the Complex. The Company paid OBI Management $446,000 with respect to 2002 and $321,000 with respect to 2001 for it management services for Liberty Theaters. By comparison, in the year immediately prior to its acquisition by the Company, Liberty Theaters paid approximately $410,000 for management services with respect to its then three New York based cinemas.

      OBI Management operates from office facilities owned by the Company on a rent-free basis and the Company shares the cost of one administrative employee of OBI Management located at those offices. Other than these expenses and travel-related expenses for OBI Management personnel to travel to Chicago as referred to above, OBI Management is responsible for all of its costs and expenses relating to the performance of its management functions. Insofar as the Company is aware, the Company is OBI Management’s only client and Margaret Cotter is OBI Management’s only full-time employee. The Management Agreement will expire on December 31, 2003, but will renew automatically for successive one-year periods unless either party gives at least six months’ prior notice of intention to allow the Management Agreement to expire. The Management Agreement is terminable at any time by the Company for cause.

      Prior to the time Liberty Theaters was acquired by the Company in 2000, its theaters were managed by Union Square Management, Inc., a company in which Ms. Cotter was employed, but which was owned by parties unrelated to Mr. Cotter or the Company. OBI Management took over management of the Liberty Theaters live theaters shortly before Liberty Theaters was acquired by the Company, and from the time of that transaction until March 13, 2003, OBI Management provided such management services on an “at will basis” and on generally the same terms, including terms related to compensation, as such services had previously been provided by Union Square Management, Inc. Accordingly, the cost of this management structure was taken into account by the Company’s then Conflicts Committee at the time it approved the acquisition of Liberty Theaters. The current Management Agreement was approved by the Company’s Audit and Conflicts Committee on March 13, 2003, and has been applied retroactively to January 1, 2002. The Management Agreement is substantially similar to Liberty Theaters’ prior arrangement with Union Square Management, Inc., except that (i) it has been expanded to include the management of the Union Square Theater Complex on a flat-fee basis, (ii) the cost of any new capital improvements to the New York theaters will be amortized over the life of those improvement consistent with Generally Accepted Accounting Principles for purposes of calculating net cash flow from the theaters rather than being expensed in the year incurred, and (iii) in those cases where the Company assists in the financing of plays appearing in its theaters, any profits and losses to the Company resulting from such financing will be factored in by calculating theater cash flow for purposes of determining OBI Management’s incentive compensation.

Certain Family Relationships

      Mr. James J. Cotter, Sr., the principal stockholder of Reading, has advised the Board of Directors that he considers his holdings in Reading to be long-term investments to be passed to his heirs. The Directors of Reading believe that it is in the best interests of these companies, and their respective stockholders, for heirs to become experienced in the operations and affairs of the Company. Accordingly, all of Mr. Cotter’s children are currently involved with the Company:

      Mr. James J. Cotter, Jr. was elected to the Board of Directors of RII on March 21, 2002, and is a former director of Gish Biomedical Inc. Mr. J. Cotter Jr. is a graduate of the Brown University, and obtained his law and tax degrees from the New York University. He is currently in the private practice of law with the firm of Winston & Strawn, in Manhattan.

      Ms. Margaret Cotter was elected to the Board of Directors on September 27, 2002. She is a member of the Board of Directors of BRI, has served as an officer of Cecelia and Union Square Management, Inc., and is the owner and President of OBI LLC (“OBI Management”), a company that provides management services to the Company’s live theaters as discussed below under “OBI Management Agreement.” Ms. Margaret Cotter has an undergraduate degree from Georgetown and a juris doctorate from Georgetown Law School. She then spent four years as an assistant district attorney and felony trial prosecutor in New York prior to joining the Company.

      Ms. Ellen Cotter is the Chief Operating Officer — Domestic Cinemas. Ms. Ellen Cotter has direct or indirect ownership interests in Visalia and Hecco Ventures, a California general partnership and major RII shareholder. Ms. E. Cotter is a graduate of Smith College and holds a juris doctorate from Georgetown Law School. She was in private practice with the law firm of White & Case as a corporate attorney for four years prior to joining the Company.

      Mr. James J. Cotter, Sr. is the general partner of a limited partnership which is the general partner of Hecco Ventures. Each of James J. Cotter, Jr., Margaret Cotter and Ellen Cotter are limited partners in this partnership and members of Visalia.

Certain Miscellaneous Transactions

      Reading has loaned to Mr. Smerling $70,000 pursuant to a demand loan.

Performance Graph

      The information set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company incorporates this information by reference, and shall not otherwise be deemed soliciting material or be deemed filed under such Acts.

      The following line graph compares the cumulative total stockholder return on Reading International, Inc.’s common stock for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 against the cumulative total return as calculated by the Center for Research in Securities Prices (“CRSP”) of the American Stock Exchange (“AMEX”) and the motion picture theater operator group and the real estate operator group.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG READING INTERNATIONAL, INC., THE AMEX COMPOSITE INDEX
A REAL ESTATE OPERATORS GROUP AND A
MOTION PICTURE THEATER OPERATORS GROUP

[5 YEAR CUMULATIVE TOTAL RETURN LINE GRAPH]

				Motion Picture
	Reading International,		Real Estate Operators	Theatre Operators
	Inc.	AMEX Composite	Group	Group

1997	100.00	100.00	100.00	100.00
1998	92.71	100.64	89.35	85.50
1999	80.94	128.10	100.37	48.44
2000	55.88	131.13	140.61	24.43
2001	38.82	123.81	145.69	37.41
2002	91.29	120.42	147.02	44.75

*	$100 invested on 12/31/97 in stock or index —

Including reinvestment of dividends
Fiscal year ending December 31.

INDEPENDENT PUBLIC ACCOUNTANTS

      Our independent public accountants, Deloitte & Touche LLP, have audited the Company’s books for the fiscal year ended December 31, 2002, and are expected to have a representative present at the Annual Meeting who will have the opportunity to make a statement if such representative desires to do so and is expected to be available to respond to appropriate questions.

Audit Fees

      The aggregate fees billed by Deloitte & Touche for professional services rendered for the audit of RII’s 2002 financial statements and the reviews of the financial statements included in RII’s Form 10-Q for 2002 was $305,950.

Financial Information Systems Design and Implementation Fees

      No fees were billed by Deloitte & Touche for 2002 for financial information systems design and implementation fees.

All Other Fees

      The aggregate fees billed by Deloitte & Touche for 2002 for services other than as set forth above were $72,858 consisting of tax consulting fees.

Compatibility of Fees with Independent Accountant’s Independence

      The Audit Committee has determined that the provision of services covered under the subheading “All Other Fees” above is compatible with maintaining Deloitte & Touche’s Independence.

Annual Report

      Copies of the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2002 is enclosed.

Stockholder Proposals

      Any stockholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Company’s proxy statement for its 2004 Annual Meeting of Stockholders, must deliver such proposal in writing to the Secretary of the Company at the Company’s principal executive offices at 550 South Hope Street, Suite 1825, Los Angeles, CA 90071, no later than January 16, 2004. If the Company is not notified of a stockholder proposal by January 16, 2004, the proxies held by management of the Company may confer discretionary authority to vote against such stockholder proposal, even though such proposal is not discussed in the Proxy Statement.

      The Board of Directors will consider written nominations for directors from stockholders. Nominations for the election of directors made by the stockholders of the Company must be made by written notice delivered to the Secretary of the Company at the Company’s principal executive offices not less than 120 days prior to the first anniversary of the immediately preceding annual meeting of stockholders at which directors are elected. Such written notice must set forth, among other things, the name, age, address and principal occupation or employment of such nominee, the number of shares of the Company’s Common Stock beneficially owned by such nominee and such other information as is required by the proxy rules of the SEC with respect to a nominee of the Board of Directors. Nominations not made in accordance with the foregoing procedure will not be valid.

Other Matters

      The Board of Directors does not know of any other matters to be presented for consideration other than the matters described in the Notice of Annual Meeting, but if any matters are properly presented, it is the intention of the persons named in the accompany proxy to vote on such matters in accordance with their judgment.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

      As permitted by the Securities Exchange Act of 1934, only one copy of the proxy materials are being delivered to the Company’s stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of the proxy materials.

      The Company will promptly deliver without charge, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to the Secretary by phone at (213) 235-2240 or by mail to Secretary, Reading International, Inc., 550 S. Hope Street, Suite 1825, Los Angeles, California 90071. Stockholders residing at the same address and currently receiving only one copy of the proxy materials may contact the Secretary by phone at (213) 235-2240 or by mail to Secretary, Reading International, Inc., 550 S. Hope Street, Suite 1825, Los Angeles, California 90071, to request multiple copies of the proxy materials in the future.

      Stockholders residing at the same address and currently receiving multiple copies of the proxy materials may contact the Secretary by phone at (213) 235-2240 or by mail to Secretary, Reading International, Inc., 550 S. Hope Street, Suite 1825, Los Angeles, California 90071, to request that only a single copy of the proxy materials be mailed in the future.

By Order of the Board of Directors,

James J. Cotter, Chairman

Dated: April 21, 2003

ANNEX A

      Article IV of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended to add a new Section 4.6 thereof as follows:

4.6 Certain Issuances of Class B Voting Common Stock. The Corporation shall not, without the approval or ratification of the holders of a majority of the outstanding shares of Class B Voting Common Stock, engage in any transaction, or series of related transactions, involving the sale, issuance or potential issuance by the Corporation of shares of Class B Voting Common Stock (or securities convertible into or exchangeable for shares of Class B Voting Common Stock) equal to 5% or more of the shares of Class B Voting Common Stock as of the date of such sale or issuance; provided, however, that this Section 4.6 shall not apply to the sale or issuance of shares of Class B Voting Common Stock pursuant to the exercise of stock options outstanding as of the date this Section 4.6 is made part of the Amended and Restated Articles of Incorporation of the Corporation.

ANNEX B

Audit and Conflicts Committee of the Board of Directors

Charter

     I.     Purpose

      The Audit and Conflicts Committee (the “Audit Committee”) is established by and amongst the Board of Directors for the primary purpose of assisting the board in:

•	overseeing the integrity of the Company’s financial statements,

•	overseeing the Company’s compliance with legal and regulatory requirements,

•	overseeing the independent auditor’s qualifications and independence,

•	overseeing the performance of the company’s independent auditor,

•	overseeing the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established; and

•	to perform the functions of the “Conflicts Committee” as described in greater detail herein below.

      Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. The Audit Committee should also provide an open avenue of communication among the independent auditors, financial and senior management, and the Board of Directors.

      The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as deemed appropriate to perform its duties and responsibilities.

      The Company shall provide appropriate funding, as determined by the Audit Committee, for compensation to the independent auditor and to any advisers that the audit committee chooses to engage.

      The Audit Committee will primarily fulfill its responsibilities by carrying out the activities enumerated in Section III of this Charter. The Audit Committee will report regularly to the Board of Directors regarding the execution of its duties and responsibilities.

      The Audit Committee shall perform the functions of the “Conflicts Committee” of the Board of Directors and is delegated responsibility and authority by the Board of Directors of the Company to review, consider and negotiate, and to approve or disapprove on behalf of the Company the terms and conditions of any and all “Related Party Transactions,” with the same effect as though such actions had been taken by the full Board of Directors. Any such matter will require no further action by the Board of Directors in order to be binding upon the Company, except in the case of matters that, under applicable Nevada Law, cannot be delegated to a committee of the Board of Directors and must be determined by the full Board of Directors. In those cases where the authority of the Board of Directors cannot be delegated, the Audit Committee will nevertheless provide to the full Board of Directors the Audit Committee’s recommendation as to how such authority should be exercised.

      The term “Related Party Transaction” as used in this Charter, means any transaction or arrangement between (A) the Company and/or any one or more of its subsidiaries (including subsidiaries structured as corporations, limited liability companies, partnerships, joint ventures, trusts or other legal entities) and (B)(i) any one or more directors, executive officers, or shareholders of the Company holding 10% or more of the voting power of the Company (or any spouse, parent, sibling or heir of any such individual), or (ii) any one or more entities controlled by, in control off or under common control with any one or more of the above such persons, or (iii) any entity in which any one or more of the persons identified in clauses (i) or (ii) immediately above hold a 10% or greater interest. Notwithstanding the above, the term “Related Party Transaction” shall not, however, be deemed to include matters related to employment or employee compensation or reimbursement of employee expenses (including matters relating to the payment or provision of benefits such as health, insurance and retirement benefits), the negotiation or entering into of any employment contract or in the case of any executive officer who is retained pursuant to a consulting arrangement, of any such consulting arrangement, or the issuance of stock options to employees, consultants or directors where such matter is reviewed by the Compensation and Stock Options Committee of the Board of Directors.

     II.     Composition and Meetings

      The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors (as defined by all applicable rules and regulations), and free from any relationship (including disallowed compensatory arrangements) that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices. The board shall determine whether at least one member of the Committee qualifies as an “audit committee financial expert” in compliance with the criteria established by the SEC and other relevant regulations. The existence of such member, including his or her name and whether or not he or she is independent, shall be disclosed in periodic filings as required by the SEC. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

      The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

      The Committee shall meet at least four times annually, or more frequently as circumstances dictate. Each regularly scheduled meeting shall conclude with an executive session of the Committee absent members of management and on such terms and conditions as the Committee may elect. As part of its job to foster open communication, the Committee should meet periodically with management, and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee should meet quarterly with the independent auditors and management to discuss the annual audited financial statements and quarterly financial statements, including the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

     III.     Responsibilities and Duties

      To fulfill its responsibilities and duties the Audit Committee shall:

     Documents/ Reports/ Accounting Information Review

1. Review this Charter periodically, at least annually, and recommend to the Board of Directors any necessary amendments as conditions dictate.

2. Review and discuss with management the Company’s annual financial statements, quarterly financial statements, and all internal controls reports (or summaries thereof). Review other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002 (Sections 302 and 906) and relevant reports rendered by the independent auditors (or summaries thereof).

3. Recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K. Review with financial management and the independent auditors the 10-Q prior to its filing (or prior to the release of earnings).

4. Review earnings press releases with management, including review of “pro-forma” or “adjusted” non-GAAP information.

5. Discuss with management financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be on general terms (i.e., discussion of the types of information to be disclosed and the type of presentation to be made).

     Independent Auditors

6. Appoint (subject to shareholder ratification, if applicable), compensate, and oversee the work performed by the independent auditor for the purpose of preparing or issuing an audit report or related work. Review the performance of the independent auditors and remove the independent auditors if circumstances warrant. The independent auditors shall report directly to the audit committee and the audit committee shall oversee the resolution of disagreements between management and the independent auditors in the event that they arise. Consider whether the auditor’s performance of permissible nonaudit services is compatible with the auditor’s independence.

7. Review with the independent auditor any problems or difficulties and management’s response; review the independent auditor’s attestation and report on management’s internal control report; and hold timely discussions with the independent auditors regarding the following:

•	all critical accounting policies and practices;

•	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

•	other material written communications between the independent auditor and management including, but not limited to, the management letter and schedule of unadjusted differences; and

•	an analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements.

8. At least annually, obtain and review a report by the independent auditor describing:

•	the firm’s internal quality control procedures;

•	any material issues raised by the most recent internal quality-control review, peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

•	(to assess the auditor’s independence) all relationships between the independent auditor and the Company.

9. Review and preapprove both audit and nonaudit services to be provided by the independent auditor (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002). This duty may be delegated to one or more designated members of the audit committee with any such preapproval reported to the audit committee at its next regularly scheduled meeting. Approval of nonaudit services shall be disclosed to investors in periodic reports required by Section 13(a) of the Securities Exchange Act of 1934.

10. Set clear hiring policies, compliant with governing laws or regulations, for employees or former employees of the independent auditor.

Financial Reporting Processes and Accounting Policies

11. In consultation with the independent auditors, review the integrity of the organization’s financial reporting processes (both internal and external), and the internal control structure (including disclosure controls).

12. Review with management major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

13. Review analyses prepared by management (and the independent auditor as noted in item 8 above) setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

14. Review with management the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

15. Review and approve all related party transactions, as discussed in Section I of this Charter.

16. Establish and maintain procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting, or auditing matters.

17. Establish and maintain procedures for the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.

Legal Compliance, and Risk Management

18. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code. Ensure that the code is in compliance with all applicable rules and regulations.

19. Review management’s monitoring of the Company’s compliance with the organization’s Ethical Code, and ensure that management has the proper review system in place to ensure that Company’s financial statements, reports and other financial information disseminated to governmental organizations, and the publicly satisfy legal requirements.

20. Review, with the organization’s counsel, legal compliance matters including corporate securities trading policies.

21. Review, with the organization’s counsel, any legal matter that could have a significant impact on the organization’s financial statements.

22. Discuss policies with respect to risk assessment and risk management. Such discussions should include the Company’s major financial and accounting risk exposures and the steps management has undertaken to control them.

     Conflicts Committee Functions

23. Perform the functions of the full Board of Directors with respect to the negotiation, review and approval of Related Party Transactions, to the extent that the negotiation, review and approval of such Related Party Transactions can be delegated by the Board of Directors to a committee of the Board of Directors under Nevada Law, and to negotiate, review and advise the Board of Directors with respect to all other Related Party Transactions.

24. To direct the officers of the Company with respect to such negotiation, review and approval or recommendation.

25. To retain such professionals and advisors as may be required to execute such function.

     Other Responsibilities

26. Review with the independent auditors and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

27. Prepare the report that the SEC requires be included in the Company’s annual proxy statement.

28. Annually, perform a self-assessment relative to the Audit Committee’s purpose, duties and responsibilities outlined herein.

29. Perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Committee or the Board deems necessary or appropriate.

READING INTERNATIONAL, INC.

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 16, 2003
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James J. Cotter and S. Craig Tompkins, and each of them, the attorneys, agents and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders of Reading International, Inc. to be held at the Millennium Biltmore Hotel on Friday, May 16, 2003 at 10:00 a.m., and at any and all adjournments or postponements thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” (1) ADOPTION OF THE PROPOSED AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION AND (2) THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS. THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR” (1) ADOPTION OF THE PROPOSED AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION AND (2) THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS.

PLEASE SIGN AND DATE ON REVERSE SIDE

DETACH PROXY CARD HERE

1.	PROPOSED AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION	☐ FOR	☐ AGAINST	☐ WITHHOLD AUTHORITY to vote

2.	ELECTION OF DIRECTORS	☐	FOR all nominees listed below (except as indicated to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	EXCEPTIONS

Director Nominees:  James J. Cotter, Eric Barr, James J. Cotter, Jr., Margaret Cotter, Gerard P. Laheney, William C. Soady and Alfred Villasenor, Jr.

(INSTRUCTIONS:  To withhold authority to vote for any individual nominee mark the “Exceptions” box and write that nominee’s name on the space below.)

EXCEPTIONS

3.  OTHER BUSINESS. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments or postponements thereof. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the meeting.

I (WE) WILL ☐ WILL NOT ☐ ATTEND THE MEETING IN PERSON.

The undersigned hereby ratifies and confirms all that the attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying such notice.

Dated:	, 2003

Signature

Signature

Please date this proxy card and sign above exactly as your name appears on this card. Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustee, etc., should give their full titles.

Please Detach Here

You Must Detach This Portion of the Proxy Card
Before Returning it in the Enclosed Envelope